Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

EXCELERATE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share(1)	457(o)	(2)	(3)	(4)

Fees to Be Paid	Equity	Preferred stock, par value $0.001 per share	457(o)	(2)	(3)	(4)

Fees to Be Paid	Debt	Debt securities	457(o)	(2)	(3)	(4)

Fees to Be Paid	Other	Guarantees of debt securities(6)	457(o)	(2)	(3)	(4)

Fees to Be Paid	Other	Depositary shares	457(o)	(2)	(3)	(4)

Fees to Be Paid	Other	Warrants	457(o)	(2)	(3)	(4)

Fees to Be Paid	Unallocated (Universal) Shelf	(2)	457(o)	$500,000,000(2)	(3)	$500,000,000(4)	0.00011020	$55,100.00

Fees to Be Paid	Equity	Class A common stock offered by the selling stockholders	457(a)	7,854,167	$20.23(5)	$158,889,798(5)	0.00011020	$17,509.66

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$658,889,798		$72,609.66

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$72,609.66

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock being registered hereunder include an indeterminate number of shares that may be issued in connection with shares splits, share dividends, recapitalizations or similar events.

(2)

The amount to be registered consists of up to $500,000,000 of an indeterminate amount of Class A common stock, preferred stock, debt securities, guarantees, depositary shares and/or warrants. There is also being registered hereunder such currently indeterminate number of shares of Class A common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities, preferred stock and/or warrants registered hereby. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

(3)

The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of Item 16(b) of Form S-3 under the Securities Act.

(4)

Estimated pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $500,000,000. No separate consideration will be received for Class A common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities, preferred stock and/or warrants registered hereby.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low sale price for the common shares on May 4, 2023, as reported on the New York Stock Exchange.

(6)	No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required.